EXHIBIT 99-3

                  AMENDED AGREEMENT OF LIMITED PARTNERSHIP OF

                                 DATALINC, LTD.

                                    AMENDED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                                 DATALINC, LTD.

     THIS AMENDED AGREEMENT OF LIMITED PARTNERSHIP made as of the lst day of January, 1993 by and among INTEGRATED COMMUNICATION NETWORKS, INC., a Florida corporation as the general partner (hereinafter referred to as the "General Partner"); John F. Kolenda as the initial limited partner (hereinafter referred to as the "Initial Limited Partner"); and those Persons who have executed this Agreement as limited partners (hereinafter collectively referred to as the "Limited Partners" and severally as "Limited Partner"; the said General Partner, Initial Limited Partner and Limited Partners are hereinafter collectively referred to as the "Partners" and severally as "Partner").


                              W I T N E S S E T H:

     WHEREAS, a Certificate of Limited Partnership was filed on July 20, 1989 with the office of the Secretary of State of Florida, by the General Partner and the Initial Limited Partner;

     WHEREAS, subsequent to the filing of the Certificate of Partnership, the parties entered into a Limited Partnership Agreement;

     WHEREAS, pursuant to said Agreement of Limited Partnership, the General Partner and the Initial Limited Partner formed a limited partnership under and subject to the laws of the State of Florida for the purposes of developing, operating, and otherwise dealing with the Hub (as hereinafter defined), and to own or lease such other realty, personalty and/or fixtures as reasonably may be related to the ownership or operation of the Hub, and to conduct such other business activities and operations as are consistent with and reasonably related to the foregoing purposes;

     WHEREAS, the Partners desire to amend the Agreement to conform to the provisions of the second Memorandum and the new Limited Partners desire to be admitted as Limited Partners of the Limited Partnership; and

     WHEREAS, the parties desire to enter into this Amended Agreement of Limited Partnership, to define formally and express the terms and conditions of such limited partnership and their respective rights and obligations with respect thereto, as amended herein, and for the admission of the Limited Partners as Limited Partners of the Limited Partnership.


     NOW,  THEREFORE,  in  consideration  of the  foregoing  and  of the  mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by each party to the others, the parties hereto, for themselves, their respective heirs, executors, administrators, successors and assigns, hereby agree as follows:

                                   ARTICLE I

                             CERTAIN DEFINED TERMS

As used herein, the following terms shall have the following meanings:

     1.1 "ACT" shall mean the Florida Revised Uniform Limited Partnership Act.

     1.2 "AFFILIATE" or "AFFILIATED PERSON" shall mean, when used with reference to a specified person, (a) any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified person, (b) any person who is an officer, partner or trustee of, or which serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, (c) any person which, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified person has a substantial beneficial interest and (d) a spouse or child living in the household of the specified person.

     1.3 "AGREEMENT" shall mean this Agreement of Limited Partnership, as amended from time to time, as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

     1.4 "BANKRUPTCY" with respect to any Person shall mean:

          a. the institution by such Person of proceedings to be adjudged as bankrupt or insolvent, or for an order of relief or the consent by such Person to the institution of bankruptcy or insolvency proceedings against him or it, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under the present or any future Federal bankruptcy statute or any other present or future applicable federal, state, or foreign law regarding bankruptcy, insolvency or other relief for debtors, or the consent by such Person to the filing of any such petition or to he appointment of a receiver, liquidator, trustee (or other similar official) of such Person or of all or of a substantial part of the assets of such Person, or the making by such Person of any assignment for the benefit of creditors or the admission in writing by such Person of his or its inability to pay his or its debts generally as they come due or the commission by such Person of any act sufficient to sustain an order for relief under the present or any future Federal bankruptcy statute); or

          b. the entry by a court of competent jurisdiction of an order, judgment or decree judging such Person a bankrupt or insolvent or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under the present or any future Federal bankruptcy statute or any other present or future applicable federal, state or foreign law relating to bankruptcy, insolvency, or other relief of debtors, or appointing a receiver, liquidator, trustee (or other similar official) of such Person or of all or a substantial part of the assets of such Person, or ordering the winding up or liquidation of the affairs of such Person, which order, judgment or decree shall remain unstayed and in effect for an aggregate of thirty (30) days (whether or not consecutive).

     1.5 "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Person in accordance with the following provisions:

          (i) To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of
     Profits, and any items in the nature of income or gain that are specially allocated pursuant to Article V hereof, and the amount of any Partnership liabilities that are assumed by such Person or that are secured by any Partnership property distributed to such Person.

          (ii) To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses, and any items in the nature of expenses or losses that are specifically allocated pursuant to Article V hereof, and the amount of any liabilities of such Person that are assumed by the Partnership or that are secured by any property contributed by such Person to the Partnership.

     In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred interest.

     In the event the Gross Asset Values of Partnership assets are adjusted pursuant hereto, the Capital Accounts of all Partners and Limited Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

     1.6 "CAPITAL CONTRIBUTION" of a Partner shall mean the amount of cash contributed by such Partner to the Limited Partnership pursuant to Article III hereof.

     1.7 "CASH FLOW" in any fiscal year shall mean the net income in such period from operations of the Limited Partnership determined in accordance with Federal income tax principles consistently applied (not including Sale Proceeds or Refinancing Proceeds) plus:

          a. depreciation;

          b. amortization of capitalized costs;

          c. other non-cash charges deducted in determining such net income, and;

          d. the net reduction in the amount of any reserves or escrows described in "f" below, if distributable;

     minus the following:

          e. principal payments on all secured and unsecured borrowings of the Limited Partnership, and any other indebtedness of the Limited Partnership including that to the General Partner or Affiliates;

          f. the amount of cash set aside for working capital, property replacement reserves and any other reserves reasonably deemed necessary by the General Partner; and

          g. any other cash expenditures or escrows (except Distributions or payments to Partners) which have not been deducted in determining the net income of the Limited Partnership and which were not funded by borrowings.

     1.8 "CLOSING DATE" shall mean the Termination Date or the Extended Termination Date as set forth in the Memorandum.

     1. 9 "CODE" shall mean the United States Internal Revenue Code of 1986, the
Regulations   promulgated   thereunder  and  any  corresponding   provisions  of
subsequent law.

     1.10 "CONSULTANT" shall mean Certified Financial Group, Inc., a Florida corporation.

     1.11 "CONSULTANT UNITS" shall mean the Limited Partnership Units described in this Agreement owned by the Consultant.

     1.12 "DEPRECIATION" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

     1.13 "DISTRIBUTION" shall mean any funds distributed to the Partners pursuant to this Agreement.

     1.14 "GENERAL PARTNER" shall mean Integrated Communication Networks, Inc., a Florida corporation or any Person or Persons who or which, at the time of reference thereto, have been admitted as a successor to the interest of the General Partner or as an additional General Partner.

     1.15 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

          (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership (other than pursuant to Article IV hereof) by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Partnership; and (c) the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

          (iii) If the Gross Asset Value of an asset has been determined or adjusted pursuant to section (i) or (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     1.16 "HUB" shall mean the satellite communications hub described in the Memorandum.

     1.17 "INITIAL LIMITED PARTNER" shall mean the initial limited partner hereinabove referred to who has made a Capital Contribution of $10 to the Limited Partnership.

     1.18 "LIMITED PARTNER" shall mean any Person who is a Limited Partner at the time of reference thereto, including a Substituted Limited Partner. "Limited Partners" shall refer to all Limited Partners at the time of reference thereto.

     1.19 "LIMITED PARTNERSHIP" shall mean the limited partnership formed pursuant to the Certificate of Limited Partnership filed on July 20, 1989, as said limited partnership may from time to time be constituted.

     1.20 "MAJORITY VOTE" shall mean the affirmative vote or written consent of Limited Partners then owning of record more than fifty percent (50%) of the outstanding Units of the Partnership.

     1.21 "MEMORANDUM" shall mean collectively the initial Confidential Summary Offering Memorandum dated December 1, 1989, for the sale of Series 100 Units of Limited Partnership interest ("First Memorandum") and the second Confidential Summary Offering Memorandum dated May 1, 1991, for the sale of Series 200 Units and Series 300 Units to persons who will be admitted as Limited Partners ("Second Memorandum").

     1.22 "NEGATIVE CASH FLOW" shall mean the net loss from operations of the Limited Partnership determined in accordance with Federal income tax principles consistently applied (not including Sale Proceeds or Refinancing Proceeds), reduced by

          a. depreciation;

          b. amortization of capitalized costs;

          c. other non-cash charges deducted in determining such net loss; and

          d. the net reduction in the amount of any reserves or escrows described in "f" below; increased by the following:

          e. principal payments on all loans and any other indebtedness of the Limited Partnership including to General Partner and Affiliates;

          f. the amount of cash set aside for working capital, property replacement reserves and any other reserves; and

          h. any other cash expenditures or escrows (except distributions or payments to Partners, and escrows of Limited Partnership funds for property taxes taken into account in computing net loss), which have not been included in determining the net loss of the Limited Partnership and which were not funded by borrowings.

     1.23 "NON-DEDUCTIBLE EXPENDITURES" shall mean all items of Limited Partnership expenditure described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to the Regulations promulgated under Section 704(b) of the Code, including but not limited to any syndication expenses.

     1.24 "OFFERING" shall mean the offer by the Limited Partnership to sell the Units subject to the terms and conditions set forth herein.

     1.25 "OPTIONAL LOANS" shall mean the optional loans referred to herein.

     1.26 "PARTNER" shall mean the General Partner, Initial Limited Partner or any Limited Partner and "Partners" collectively refers to the General Partner, Initial Limited Partner and the Limited Partners.

     1.27 "PERSON" shall mean any individual, general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, successors and assigns thereof, where the context so admits.

     1.28 "REFINANCING" shall mean the replacement, increase, consolidation, modification or extension, etc. of any indebtedness.

     1.29 "REFINANCING PROCEEDS" shall mean the proceeds from a Refinancing after deducting the expenses incurred in connection with the receipt or collection thereof, the amounts thereof which are applied in reduction of Limited Partnership liabilities and the amounts thereof which, in the sole discretion of the General Partner, are set aside for working capital, property replacement reserves and any other reserves reasonably deemed necessary by the General Partner.

     1. 30 "SALE" shall mean a sale, condemnation, voluntary or involuntary conversion, insured casualty or other disposition of the Hub or any portion thereof.

     1.31 "SALE  PROCEEDS" shall mean the proceeds from any Sale after deducting
(a) expenses incurred in connection with the receipt or collection thereof, (b) in the case of a condemnation, voluntary or involuntary conversion and insured casualty, such portion thereof as is required to repair, restore or replace the Hub or any portion thereof, (c) all amounts which are applied in reduction of Limited Partnership liabilities and (d) all amounts which, in the sole discretion of the General Partner, are set aside for working capital, property replacement reserves and any other reserves reasonably deemed necessary by the General Partner.

     1.32 "SERIES 100 UNITS" shall mean Limited Partners acquiring Units in the Partnership's initial offering.

     1.33 "SERIES 200 UNITS" shall mean Limited Partners acquiring Series 200 Units as described in the Memorandum concerning the Partnership's second offering.

     1.34 "SERIES 300 UNITS" shall mean Limited Partners acquiring Series 300 Units as described in the Memorandum concerning the Partnership's second offering.

     1.35 "SHARING RATIO" of any Limited Partner shall mean such Partner's Units to the total Units of all Limited Partners in the same Series.

     1.36 "SUBSTITUTED LIMITED PARTNER" shall mean any person admitted to the Limited Partnership as a Limited Partner pursuant to the provisions of Section
8.6 hereof.

     1.37 "SYNDICATION EXPENSES" means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

     1.38 "TREASURY REGULATIONS" means the Income Tax Regulations promulgated under the Code ' as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     1.39 "UNITS" shall mean Series 100 Units, Series 200 Units and Series 300 Units collectively.



                                   ARTICLE II

                        CONTINUATION; PURPOSES; AND TERM

     2.1 CONTINUATION OF LIMITED PARTNERSHIP.

     The Partners, by execution of this Agreement, hereby agree to continue the limited partnership heretofore formed under and subject to the Act.

     2.2 NAME AND PRINCIPAL PLACE OF BUSINESS.

     The Limited Partnership shall conduct its business and promote its purposes under the firm name and style DATALINC, LTD., or such other name or names as the General Partner hereinafter from time to time may select. The Limited Partnership's principal office for the transaction of business shall be maintained at 1641 Commerce Avenue North, St. Petersburg, Florida 33716, or such other place or places within or outside the State of Florida as the General Partner hereinafter may select.

     2.3 PURPOSES.

     Except as otherwise expressly provided herein, the purposes of the Limited Partnership shall be to develop, operate, and hold for investment the Hub, to own or lease such other realty, personalty and/or fixtures as reasonably may be related to the ownership or operation of the Hub, and to conduct such other business activities and operations as are consistent with and reasonably related to the foregoing purposes, and in connection therewith, to enter into contracts and leases, to borrow money necessary for the Limited Partnership's business, to pledge, mortgage or otherwise encumber all or any part of the Limited Partnership's assets.

     2.4 TERM.

     The term of the Limited Partnership shall commence as of the date the original Certificate of Limited Partnership was filed with the Secretary of State of Florida, and shall continue and extend to and including December 31, 2039, or until such earlier date as the Limited Partnership shall be dissolved and terminated pursuant to the laws of the State of Florida or Article XII hereof.



                                  ARTICLE III

                              PARTNERS AND CAPITAL

     3.1 GENERAL PARTNER'S AND INITIAL LIMITED PARTNER'S CAPITAL CONTRIBUTIONS.

     The General Partner has contributed $100 and the Initial Limited Partner has contributed $10 in cash to the capital of the Limited Partnership.

     3.2 LIMITED PARTNERS' CAPITAL CONTRIBUTIONS.

     The Partnership initially sold 17 Series 100 Limited Partner Units as described in the First Memorandum. The Partnership is offering for sale up to 230 Series 200 Units and up to 600 Series 300 Limited Partner Units for such Capital Contribution and on such terms as are described in the Second Memorandum.

     The General Partner and its Affiliates may, but are not required to, purchase Series 200 or Series 300 Units at the same price and upon the same terms as other Investors, including sufficient Units to permit the Partnership to close the offering of either or both classes of Units and disburse funds from the Escrow Account. In the alternative, prior to the Termination Date or Extended Termination Date, the General Partner may loan the Partnership not less than the difference between subscription proceeds in the Escrow Account at the date of the making of such loan and $850,000 less $400 per unsold Unit with respect to the offering of Series 200 Units and $1,800,000 less $400 for the offering of Series 300 Units, assuming no reduction in the amount of the Series 300 offering or exercise of the Additional Series 300 Unit Option. Such loan, if made, shall bear interest not to exceed the prime or base rate plus 1.5% of United Bank, St. Petersburg, Florida, and may be repaid from any source of funds available to the Partnership including, without limitation, proceeds realized upon the subsequent resumption and completion of the offering or a subsequent offering of the unsold Units. Any such resumption and completion of the offering or any subsequent offering, if undertaken, shall be undertaken in compliance with all applicable law including, without limitation, applicable securities laws; and the expenses of any such offering shall be borne by the Partnership. Funds may be released from the Escrow Account when such loan has been made to the Partnership.

     The Partnership will pay CFG Securities Corp ("Managing Dealer") and other NASD registered broker/dealers ("Participating Dealers") commissions of up to 8% per Unit ($400 per Unit for each Series 300 Unit) sold. On January 1, 1993, the Partnership amended certain agreements with Certified Financial Group, Inc., a the Managing Dealer. Pursuant to the amended agreement, the Consultant will receive during the existence of the Partnership compensation equal to 8% of the Cash Flow distributed to the General Partner, with the General Partner waiving right to receive Distributions in like amount, and an option to acquire for the sum of $1.00 the Managing Dealer Units which constitute a 4% interest in the Partnership. Upon acquisition of the Managing Dealer Units, the Financial Consulting Agreement will terminate. In addition, Series 300 Units may be purchased by the Managing Dealer and its officers, directors and affiliates and other broker/dealers participating in this offering net of commissions.

     3.3 TERMS OF OFFERING.

     Except as otherwise provided in the Agreement, the General Partner shall have sole and complete discretion in determining the terms and conditions of the offering and is authorized and directed to do all things which it deems to be necessary, convenient, appropriate or advisable in connection therewith, including but not limited to, the execution and performance of agreements with such persons concerning the marketing of the Units on such basis and upon such terms as the General Partner shall determine.

     3.4 WITHDRAWAL OF INITIAL LIMITED PARTNER.

     Upon the admission of the Limited Partners to the Limited Partnership, the Limited Partnership shall return to the Initial Limited Partner his Capital Contribution, the Initial Limited Partner shall withdraw from the Limited Partnership and the interest of the Initial Limited Partner in the Limited Partnership shall thereupon terminate.

     3.5 INTEREST AND RIGHT TO PROPERTY.

     No Partner shall be paid interest on any Capital Contribution, nor shall any Partner have the right to take and receive property other than cash in return for his or its Capital Contribution.

     3.6 NO WITHDRAWAL FROM CAPITAL ACCOUNTS.

     Except as otherwise expressly provided herein, no Partner shall be permitted to make any withdrawals from his or its Capital Account.

     3.7 NO INTEREST ON CAPITAL CONTRIBUTIONS.

     No Partner shall receive any interest, salary, or draw with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Partnership or otherwise in his capacity as a Partner, except as otherwise provided in this Agreement.

                                   ARTICLE IV
                           SPECIAL POWER OF ATTORNEY

     4.1 APPOINTMENT OF GENERAL PARTNER.

     Each Limited Partner, by his or its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as his or its true and lawful attorney-in-fact, with power and authority in his or its name, place and stead, to make, execute, sign, acknowledge and file on behalf of him or it and on behalf of the Limited Partnership:

          a. This Agreement and any Amended Certificate of Limited Partnership as may be required or permitted pursuant to the provisions of this Agreement or by law;

          b. All papers which may be deemed necessary or desirable by the General Partner to effect the termination of the Limited Partnership after its dissolution as provided in this Agreement; and

          c. All such other instruments, documents and certificates which may from time to time be required or permitted by the laws of any state, the United States of America, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid and subsisting existence, rights and property of the Limited Partnership as a limited partnership and its power to carry out its purposes as set forth in this Agreement.

     4.2 TERMS OF GRANT.

     The foregoing appointment:

          a. Is irrevocable and shall be deemed to be a power coupled with an interest in recognition of the fact that the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in such execution, acknowledgment and filing and such other actions by the General Partner on behalf of each Limited Partner;

          b. Shall survive the death, incapacity or Bankruptcy of any Limited Partner granting the same and the transfer, by operation of law or otherwise, by any such granting Limited Partner of the whole or any part of his or its interest in and to the Limited Partnership, its capital, profits or losses hereunder; and

          c. May be exercised by the General Partner on behalf of each Limited Partner by a facsimile signature of the General Partner or by listing all of the Limited Partners executing any instrument with a single signature of the General Partner, as attorney-in-fact for all of them.

     4.3 SEPARATE FORM.

     Each Limited Partner hereby agrees to execute, acknowledge and deliver to the General Partner, promptly upon request therefor by the General Partner, a power of attorney in recordable form satisfactory to the General Partner evidencing the foregoing appointment.

                                   ARTICLE V

                       MANAGEMENT; RIGHTS OF GENERAL AND
                      LIMITED PARTNERS; FEES AND EXPENSES

     5.1 MANAGEMENT.

     Except as otherwise expressly provided herein and subject to the restrictions contained in Section 5.4 hereof, the General Partner shall have the exclusive right and power to manage, operate and control the Limited Partnership, to do all things necessary or appropriate to carry on its business and purposes, including, but not limited to, the right to incur and satisfy obligations relating to the formation and operation of the Limited Partnership, and to exercise all rights and powers conferred upon the General Partner by law, including, but not limited to, the right:

          a. To hold and dispose of the personal property of the Limited Partnership in furtherance of the business of the Limited Partnership, including but not limited to commencing, defending and/or settling litigation regarding the Limited Partnership, the Hub or any aspect thereof;

          b. To adjust, compromise, settle or refer to arbitration any claim in favor of or against the Limited Partnership, and to institute, prosecute and defend any legal action or proceeding or any arbitration proceeding;

          c. To enter into, make and perform any and all contracts, leases, easements and other agreements in connection with the business and purposes of the Limited Partnership which the General Partner shall deem necessary or desirable and in the best interests of the Limited Partnership;

          d. To obtain loans for the Partnership's purposes and to issue, accept, endorse and execute promissory notes, bonds or other evidences of indebtedness and, as security therefor, to mortgage, pledge, grant security interests in, or otherwise encumber its assets, including, but not limited to, the Hub; to obtain replacements of any mortgage or mortgages and to pre-pay, in whole or in part, refinance, recast, increase, modify, consolidate or extend any obligation affecting the Limited Partnership;

          e. To acquire and enter into any contract of insurance necessary or proper for the protection of the Limited Partnership, the conservation of the Hub or any other purpose proper and beneficial to the Limited Partnership;

          f. To retain or employ and coordinate the services of all employees, supervisors, accountants, attorneys, contractors and other persons or entities necessary or appropriate to carry out the business and purposes of the Limited Partnership, whether or not affiliated with the General Partner;

          g. To perform other obligations provided elsewhere in this Agreement to be performed by the General Partner;

          h. To open accounts and deposit and maintain funds in the name of the Limited Partnership in banks, savings and loan associations or trust companies; provided, however, that the Limited Partnership funds shall not be commingled with the funds of any other person;

          i. To exercise all rights and powers conferred upon the General Partner by law;

          j. To amend this Agreement to reflect the addition or substitution of Limited Partners or the reduction of Capital Accounts upon the return of capital to the Partners; and

          k. To execute, acknowledge and deliver any and all instruments necessary or desirable in effectuating the foregoing.

     5.2 FEES.

     The General Partner and its Affiliates shall be entitled to all fees and compensation for services as described in the memorandum and any other services, contracts or agreements between the Partnership, the General Partner and its Affiliates entered into pursuant to the terms hereof.

     5.3 REIMBURSEMENT FOR LIMITED PARTNERSHIP EXPENSES.

     The Partnership shall bear all expenditures incident to its formation. The Partnership shall reimburse the General Partner for (or pay directly) all actual and direct expenditures incident to its formation, including the fees of the attorneys and accountants who represent the General Partner in connection with the review, negotiation and preparation of this Agreement, as well as any costs incurred by the General Partner in connection with the creation and development of the Partnership prior to execution hereof, all as further specified herein. Subject to the restrictions concerning indemnification of the General Partner as set forth herein, the General Partner shall be entitled to reimbursement by the Limited Partnership for all out-of-pocket expenses reasonably paid or incurred by it in connection with the discharge of its obligations under this Agreement or otherwise reasonably paid or incurred by it on behalf of the Limited Partnership.

     5.4 RESTRICTIONS.

     Notwithstanding the grant of authority to the General Partner under Section
5.1  hereof,  without the prior  Majority  Vote of Limited  Partners  except for
Section 5.4(b) and (c), which shall require unanimous consent of the Limited Partners, the General Partner shall not:

          a. To sell the Hub;

          b. Do any act in contravention of this Agreement;

          c. Employ, or permit the Limited Partnership to employ, the funds or assets of the Limited Partnership in any manner except for the exclusive benefit of the Limited Partnership;

     5.5 LIMITATION OF TIME AND LIABILITY OF THE GENERAL PARTNER.

     The General Partner shall not be required to devote all of its time or business efforts to the affairs of the Partnership, but shall devote so much of its time and attention to the Partnership as is reasonably necessary and advisable to manage the affairs of the Partnership to the best advantage of the Partnership.

     5.6 NON-EXCLUSIVITY.

     Any Partner, whether General or Limited, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, operation, management, syndication, brokerage and development of other real property, and neither the Limited Partnership nor any Partners thereof shall have any right by virtue of this Agreement in such independent ventures or to the income, profits or losses derived therefrom. The fact that a Partner, whether General or Limited, or any member of his family or any Affiliate thereof, as the case may be, is employed by, or is directly or indirectly interested in or connected with, any Person with which the Limited Partnership transacts business shall not prohibit the General Partner from dealing with such Person, and neither the Limited Partnership nor any Partners thereof, as such, shall have any rights in such Person, or to any income, profits or losses derived therefrom. The General Partner shall not be obligated to present any particular investment opportunity to the Limited Partnership even if such opportunity is of a character which, if presented to the Limited Partnership could be taken by the Limited Partnership and the General Partner shall have the right to take for its own account (individually or as trustee), or to recommend to others any such particular investment opportunity.

     5.7 NO LIABILITY AND INDEMNITY.

     The General Partner shall not be liable, responsible or accountable to the Limited Partnership or any Partner for any act or omission performed or omitted pursuant to the authority granted to it hereunder or by law, or for a loss resulting from any mistake or error in judgment on its part or from the negligence, dishonesty, fraud or bad faith of any employee, broker or other agent of the Limited Partnership, provided that such act or omission, such mistake or error in judgment or the selection of such employee, broker or other agent as the case may be was made in good faith and did not result from the fraud, misconduct or negligence of the General Partner. The General Partner may consult with legal counsel and any action taken or omitted in good faith in reliance upon and in accordance with the opinion or advice of such counsel shall be full protection and justification of the General Partner with respect to the action so taken or omitted. The Limited Partnership shall indemnify and save harmless the General Partner from any loss, damage, liability or expense incurred or sustained by it by reason of any act performed by him or any omission by him for or on behalf of the Limited Partnership and in furtherance of its interest, but this indemnity shall not be applicable to loss, damage, liability or expense resulting from the fraud, misconduct, or negligence of the General Partner, nor shall the Limited Partners be required to make any Capital Contribution therefor to the Limited Partnership other than those referred to in
Section 3.2 hereof.

     The Partnership shall not incur the cost of the portion of any insurance which insures any party against any liability as to which such party is herein prohibited from being indemnified.

     5.8 RELIANCE BY THIRD PARTIES.

     Third parties dealing with the Limited Partnership may rely conclusively upon the power and authority of the General Partner to act as set forth herein and shall not be required to inquire into or ascertain the authority of the General Partner so to act.

     5.9 GENERAL AUTHORITY.

     Except as otherwise provided in this Agreement and by the Act, the General Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners under the laws of the State of Florida.

     5.10 CERTAIN LOANS.

     The General Partner and its Affiliates or Limited Partners may, but shall not be required to, loan the Partnership funds upon the request of the General Partner. Any such loans will bear interest at the prime rate plus 1.5% of United Bank, St. Petersburg, Florida, and shall be repayable as provided in this Agreement.

     The Partnership may loan funds to other partnerships which are affiliated with the General Partner on such terms and conditions as are set forth in the Memorandum.

     5.11 REMOVAL OF GENERAL PARTNER.

          a. Limited Partners holding at least 66-2/3% of the Units shall have the right, exercisable by written notice to all Partners, to remove a General Partner for good cause stated; provided, however that the Limited Partners may not remove a General Partner if such removal would cause or result in a default by the Partnership under any loan agreement, promissory note, mortgage, security agreement or other instrument evidencing Partnership indebtedness. For purposes of this provision, "good cause" shall be limited to any action taken with respect to the management or operations of the Partnership constituting willful misconduct or gross negligence of the General Partner and which results in (i) a material violation of this Agreement; or (ii) a material financial loss to the Partnership, provided any such matter is not timely remedied by the General Partner.

          b. In the event the General Partner shall be compelled to withdraw from the Partnership pursuant to paragraph (a) of this Section 5.11, the Partnership shall be dissolved. Notwithstanding the preceding sentence and the provisions of Section 12.1, the Limited Partners may elect to continue the business of the Partnership pursuant to the provisions of Article XII and subject to the rights of the Limited Partners to appoint a successor General Partner under Section 12.2.

          c. If the General Partner is removed from the Partnership pursuant to paragraph (a) of this Section 5.11, it shall retain its interest, if any, in the Partnership's Profits and Losses,, Cash Flow, Sale Proceeds, Refinancing Proceeds, and any other allocations, payments or distributions hereunder to which it was entitled as the General Partner, and from and after the effective date of the removal, shall be a Limited Partner of the Partnership without voting rights. For all purposes of this Agreement, a General Partner so removed shall be deemed to have involuntarily withdrawn from the Partnership as the General Partner effective as of the date of such removal, shall become a Limited Partner of the Partnership, and such withdrawal shall not be deemed to have occurred in violation of this Agreement.

     5.12 NO ASSESSMENT.

     No Limited Partner shall be subject to an assessment.

     5.13 LIMITED LIABILITY.

     Performance of one or more of the acts described in this Article V hereof shall not in any way cause any Limited Partner to be deemed a General Partner or impose any personal liability on any Limited Partner. No Limited Partner or, in appropriate cases, former Limited Partner shall be liable for any debts or obligations of the Partnership in excess of his Capital Contribution, including any portion of such capital plus interest or any other amount which has been returned to him and with respect to which, by the terms of the Florida Revised Uniform Limited Partnership Act, he shall remain liable. All undistributed Cash Flow or Sale Proceeds or Refinancing Proceeds which would otherwise be distributed to the Limited Partners shall be available to creditors to satisfy the debts and obligations of the Partnership until the time of actual distribution.

     All repayments of returns of capital made pursuant to this Article by Limited Partners shall be made within ten (10) days after the General Partner shall have repaid the share apportioned to the General Partner. Failure of any Partner or former Partner to make repayment required under this Article shall subject the defaulting person to payment of interest on the amount due from him from the date of the General Partner's notice requiring such payment, at the highest lawful rate allowed by law plus the costs and expenses,, including reasonable attorney's fees, of collections.

     The Capital Contributions of the Limited Partners shall be available for the debts, liabilities or other obligations of the Partnership.


     5.14 MEETINGS OF, OR ACTIONS BY, THE LIMITED PARTNERS.

          a. Meetings of the Limited Partners to vote upon any matters as to which the Limited Partners are authorized to take action under this Agreement may be called at any time by the General Partner or by one or more Limited Partners holding ten percent (10%) or more of the outstanding Units at a time and place convenient by delivering written notice, either in person 'or by registered mail, to the Limited Partners entitled to vote at such meeting to the effect that a meeting will be held at a designated time and place, fixed by the General Partner, convenient to the Limited

     Partners. However, upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting the General Partner shall provide all Limited Partners within ten days after receipt of said request, written notice (either in person or by certified mail) of a meeting and the purpose of such meeting to be held on a date not less than 15 nor more than 60 days after receipt of said request and place convenient to Limited Partners. All expenses of the meeting and notification shall be borne by the Partnership.

          b. Limited Partners shall be entitled to a number of votes equal to their percentage interest in the Partnership based upon the percentage of Distributions of Cash Flow which they would receive prior to receiving
     Distributions of any type in an amount equal to their cash Capital Contribution plus aggregate Preferred Return as specified in Section 8.1, subject to the reallocation provisions of Section 8.9. All references to the percentage of Units required for any matter under this Agreement shall be based upon the foregoing. Limited Partners present in person or by proxy, holding in excess of fifty percent (50%) of the Units, shall constitute a quorum at any meeting. Attendance by a Limited Partner at any meeting and his voting in person shall revoke any written proxy submitted with respect to any action proposed to be taken at such meeting. Any matters as to which the Limited Partners are authorized to take action under this Agreement or under the law may be acted upon by the Limited Partners without a meeting; and any such action shall be valid and effective as action taken by the Limited Partners at a meeting assembled, provided that if written consents to such action by the Limited Partners are signed by Limited Partners who hold the number of Units required to authorize such action and that they are delivered to the General Partner. In the event that there shall be no General Partner, the Limited Partners may take action without a meeting by the written consent of Limited
     Partners having a majority of the voting power of the Limited Partners entitled to vote. All Partners shall be bound by actions taken in accordance with the provisions of this Agreement at such meetings.

          c. The General Partner shall be responsible for enacting all needed rules of order for conducting all meetings and shall keep, or cause to be kept, at the expense of the Partnership, an accurate record of all matters discussed and action taken at all meetings or by written consent. The records of all said meetings and written consent shall be maintained at the principal place of business of the Partnership and shall be available for inspection by any Partner at reasonable times.

     5.15 NO THIRD PARTY RIGHTS.

     The right of the Partnership to require any additional contributions or loans under the terms of this Agreement including, but not limited to, the terms of this Article V, shall not be construed as conferring any rights or benefits to or upon any party not a party to this Agreement, including, but not limited to, any tenant of any part of the Hub, or the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Partnership or any interest of a Limited Partner therein or the Hub or improvements on the Hub, or any part thereof or interest therein; and such provisions may be amended at any time and from time to time without the approval or consent of such other person.

                                   ARTICLE VI
                 RIGHTS OF LIMITED PARTNERS; LIMITED LIABILITY

     6.1 NO RIGHT TO PARTICIPATE IN MANAGEMENT.

     Limited Partners shall have no right to, nor shall they take any part in or interfere in any manner with the conduct, control or management of the Limited Partnership's business and shall have no right or authority to act for or bind the Limited Partnership, said powers being vested solely and exclusively in the General Partner. Except as otherwise expressly provided herein, the Limited partners shall have only those rights granted to limited partners pursuant to the Act.

     6.2 LIMITED LIABILITY.

     No Limited Partner shall be liable for the debts, liabilities, losses, contracts or any other obligations of the Limited Partnership. A Limited Partner shall be liable only to make his or its Capital Contribution and shall not be required to lend any funds to the Limited Partnership or, after his or its
Capital Contribution shall have. been paid, to make any further Capital Contribution to the Limited Partnership; provided, however, that a Limited Partner shall be required to return all or any portion of his Capital Contribution previously distributed to him as required pursuant to the provisions of the Florida Revised Uniform Limited Partnership Act. The General Partner shall have no personal liability for the repayment of the Capital Contribution of any Limited Partner.

     6.3 RESTRICTIONS ON LIMITED PARTNERS.

     No Limited  Partner shall have the right or power to:

          a. Withdraw or reduce his or its Capital Contribution to the Limited Partnership;

          b. Cause the termination and dissolution of the Limited Partnership by court decree or otherwise;

          c. Have priority over any other Limited Partner either as to the return of Capital Contributions or as to Distributions. Other than upon the termination and dissolution of the Limited Partnership as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of each Limited Partner may be returned; or

          d. Bring an action for partition against the Limited Partnership.

     6.4 RIGHT OF FIRST REFUSAL AND INTEREST IN FUTURE OFFERINGS.

     Limited Partners shall have the right of first refusal to acquire the Limited Partnership Units offered by Affiliated Partnerships (partnerships with the same or an affiliated General Partner) to finance the development of Hubs, 'initially, pro rata based upon their ownership interest in the Partnership and on a first come/first serve basis with respect to unsold Units thereafter.

     The Partnership will become a Special Limited Partner in all Affiliated Partnerships developing similar Hubs. As a Special Limited Partner, the Partnership will receive 5% of the General Partner's interest in such Affiliated Partnerships. If the Affiliated Partnership's allocations and distributions were to be 50% to the General Partner and 50% to the Limited Partners, the Limited Partners in this offering will in effect receive a 2.5% interest in such Affiliated Partnership. [General Partner's interest in such Affiliated Partnership is 50%; Special Limited Partner's (i.e. this Partnership's) interest is 10% of such 50% or 5%; and Limited Partners in this Partnership interest is 50% of such 5% or 2.5%.]


                                  ARTICLE VII
                       TRANSFER OF PARTNERSHIP INTERESTS

     7.1 WITHDRAWAL OF PARTNERS.

     Except as otherwise provided herein or by the laws of the State of Florida, no Limited Partner may resign, withdraw or retire voluntarily from the Limited Partnership or sell, transfer, assign or otherwise dispose of his or its interest in the Limited Partnership.

     The General Partner may not withdraw or resign as General Partner without the approval of a majority in interest of the Limited Partners.

     7.2 ADDITIONAL LIMITED PARTNERS.

     After the completion of the offering, and the closing thereunder, the General Partner and the Partnership shall not have the right to sell additional Units or to admit additional Limited Partners to the Limited Partnership without the Majority Vote of the Limited Partners. Any new Units sold will be at such price and on such terms and shall receive such allocations and Distributions as the General Partner and a Majority Vote of the Limited Partners shall determine.

     7.3 TRANSFERS BY GENERAL PARTNER.

     Except as otherwise provided herein, the General Partner shall have the right to sell, assign, pledge, transfer, hypothecate or otherwise dispose of all or any part of its interests in and to the Limited Partnership, the General Partner and their capital, profits and losses, without the prior written consent of the Limited Partners.

     7.4 TRANSFERS BY LIMITED PARTNERS.

     Each Limited Partner shall not, sell, assign, transfer, pledge, hypothecate, grant a security interest in, encumber or in any other manner dispose of all or any part of his or its interest in and to the Limited Partnership, its capital, profits and losses, without (a) the prior written consent of the General Partner, (b) a statement from the transferee of such Limited Partner's interest that the transferee intends to hold such interest for investment purposes, and (c) an opinion of his or its counsel, in form and substance reasonably acceptable to the General Partner, to the effect that such transfer shall not (1) violate or cause the Limited Partnership or the General Partner to violate any applicable Federal, state or local securities law, regulation or interpretive ruling, and (2) shall not cause a termination of the

Limited Partnership for the purposes of any applicable Federal, state or local tax law, regulation or interpretive ruling. In the event that any Limited
Partner at any time attempts to make a sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance or other disposition of his or its interest in and to the Limited Partnership, its capital, profits and losses, or any part thereof, in violation of the provisions of this Agreement, the other Partners or any one of them, shall in addition to all other rights and remedies which they may have in law, in equity or under the provisions of this Agreement, be entitled to a decree or order restraining and enjoining such attempted sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance or other disposition, and the offending Partner shall not plead in defense thereto that there would be an adequate remedy at law, it being recognized and agreed that the injury and damage resulting from such a breach would be impossible to measure monetarily. Any transfer made in violation of the provisions of this Agreement shall be void ab initio. Further, no Limited Partner may sell, assign, transfer, pledge, hypothecate, grant a security interest in, encumber or in any other manner dispose of all or any part of his or its interest in the
Partnership, its capital, profits or losses except by delivery of the Certificate representing his interest in the Partnership as specified in Section
13.22. Further, the Units may not be "publicly traded" as the term is defined in the Revenue Act of 1987.

     7.5 WITHDRAWAL, DISSOLUTION OR BANKRUPTCY OF THE GENERAL PARTNER.

     The withdrawal, dissolution or Bankruptcy of the General Partner shall cause a dissolution of the Limited Partnership unless the remaining Partners exercise the right set forth in Section 11.2 hereof. The entire interest of the withdrawn, dissolved or Bankrupt General Partner in and to the Limited
Partnership, its capital profits and losses shall be reconstituted into an equivalent Limited Partner interest and the legal representatives or successors-in-interest, as the case may be, of the former General Partner shall be admitted to the Limited Partnership as a Substituted Limited Partner upon compliance with Section 7.7 hereof; provided, however, that in the event of the Bankruptcy of the General Partner, if such representative or successor-in-interest shall not comply with Section 7.7 hereof, then the interest of the Bankrupt General Partner shall be dealt with in accordance with applicable law at the earliest practicable time. Anything herein contained to the contrary notwithstanding, such reconstituted interest shall not affect the rights of the Limited Partners as to distributions or return of their Capital Contributions or otherwise. Except as otherwise provided in this Agreement, or by the Act, no additional General Partner shall be admitted to the Limited Partnership.

     7.6 DEATH, INSANITY, DISSOLUTION OR BANKRUPTCY OF A LIMITED PARTNER.

     The death, insanity, dissolution or Bankruptcy of a Limited Partner shall not cause a dissolution of the Limited Partnership. Upon the death, insanity, dissolution or Bankruptcy of a Limited Partner, the representative or successor-in-interest thereof, as the case may be, shall be deemed to be an assignee of the economic interest of the Limited Partner and may apply for admission to the Limited Partnership as a Substituted Limited Partner upon compliance with Section 7.7 hereof; provided, however, that in the event of Bankruptcy of a Limited Partner if such representative or successor-in-interest shall not comply with Section 7.7 hereof, then the economic interest of that Limited Partner shall be dealt with in accordance with applicable law at the earliest practicable time.

     7.7 SUBSTITUTED LIMITED PARTNERS.

     Anything  herein   contained  to  the  contrary   notwithstanding:

          a. No successor-in-interest of a Limited Partner and no assignee or transferee of all or any part of a Limited Partner's interest in and to the Limited Partnership, its capital, profits and losses, shall be admitted to the Limited Partnership as a limited partner except upon:

               (i) submitting to the General Partner a duly executed and acknowledged counterpart of the instrument or instruments making such transfer, together with such other instrument or instruments, including, but not limited to, a counterpart of this Agreement as it then may have been amended, signifying such transferee's agreement to be bound by all of the provisions of the Limited Partnership, including, but not limited to, the restrictions upon transfers of interests therein and thereto, all of the foregoing in such form and substance as shall be reasonably satisfactory to the General Partner;

               (ii) obtaining the General Partner's consent thereto; and

               (iii)  agreeing to bear all costs and expenses,  including  legal
          fees  of  the  Limited   Partnership,   incurred  in  effecting   such
          substitution.

     Upon such transferee's compliance with the foregoing provisions, each of the Partners shall take all actions reasonably required to effectuate the recognition, of the effectiveness of such transfer and the admission of such transferee to the Limited Partnership as a Substituted Limited Partner including, but not limited to, transferring such interest in and to the Limited Partnership, its capital, profits and losses upon the books thereof and executing, acknowledging and causing to be filed any necessary or desirable amendment to this Agreement and the Certificate of Limited Partnership.

          b. The General Partner shall not consent to the admission of any such assignee as a substituted partner if, in the reasonable opinion of the General Partner, such admission:

               (i) would jeopardize the status of the Limited Partnership as a partnership for Federal income tax purposes;

               (ii) would cause a termination of the Limited Partnership within the meaning of Section 708(b) of the Code;

               (iii) would violate, or cause the Limited Partnership to violate, any applicable law or governmental rule or regulation; or

               (iv) in the sole discretion of the General Partner would not be in the best interest of the Partnership.

          c. No assignment to a non-resident alien, minor or incompetent shall be effective in any respect.

     7.8 NON-COMPLYING ASSIGNMENTS.

     Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Article VII shall be void and ineffectual, and shall not bind or be recognized by the Limited Partnership.

     7.9 CONSENT TO ADMISSION.

     By executing or adopting this Agreement, each Limited Partner hereby consents to the admission of Substituted Limited Partners by the General Partner and to any assignee of his or its Unit becoming a Substituted Limited Partner.

     7.10 OBLIGATIONS OF SUCCESSORS.

     Any person who acquires an interest in the Limited Partnership by assignment or is admitted to the Limited Partnership as a Substituted Limited Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

     7.11 ADMISSION OF SUCCESSOR OR ADDITIONAL GENERAL PARTNERS.

     With the Majority Vote of the Limited Partners, a General Partner may at any time resign and/or designate one or more persons to be his successor General Partner or to be an additional General Partner, in each case with such participation in such General Partner's interest as the General Partner and such successor or additional General Partner may agree upon, provided that the percentage interests of the Limited Partners in Profits, Losses and Distributions of the Limited Partnership shall not be affected thereby. In the event of the addition or substitution of a General Partner in accordance with the provisions of this Section 7.11, the General Partner shall execute, file and record with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to reflect the substitution or admission of such substituted or additional General Partner.

     7.12 NO PUBLIC TRADING OF UNITS.

     No Units may be traded on an established securities market or readily tradable on a secondary market (or the equivalent thereof) as such terms are utilized in Code S 7704(b), or any Regulations promulgated thereto or legislative history in connection therewith. Any such trade will be deemed void ab initio and will not be recognized by the General Partner, tire Partnership or the depository or any other agent of the Partnership or the General Partner.

                                  ARTICLE VIII

                                 DISTRIBUTIONS

     8.1 CASH FLOW.

     Assuming the sale of all Series 200 and no Series 300 Units, all Cash Flow of the Partnership, as, when and to the extent available with respect to each fiscal year of the Partnership or any portion thereof, shall be distributed 68.5% to the Series 100 Limited Partners and 31.5% to the Series 200 Limited Partners until such Limited Partners have received Distributions of any type in an amount equal to their total cash Capital Contributions plus the aggregate

Preferred Return; and thereafter, 34.25% to the Series 100 Limited Partners, 15.75% to the Series 200 Limited Partners, 4% to the Managing Dealer Limited Partners, and 46% to the General Partner.

     Assuming the sale of all Series 200 and Series 300 Limited Partnership Units and no exercise of the additional Series 300 Unit option, all Cash Flow of the Partnership, as, when and to the extent available with respect to each fiscal year of the Partnership or any portion thereof, shall be distributed 45.9% to the Class A Limited Partners, 21.1% to the Series 200 Limited Partners and 33% to the Series 300 Limited Partners pro rata until such Limited Partners have received Distributions of any type in an amount equal to their total cash Capital Contributions plus the aggregate Preferred Return; and thereafter, 22.95% to the Class A Limited Partners, 10.55% to the Series 200 Limited Partners, 16.5% to the Series 300 Limited Partners, 4% to the Managing Dealer Limited Partners, and 46% to the General Partner.

     Series 100 Limited Partners will receive a 10% per annum cumulative, non-compounded Preferred Return on their Adjusted Capital Investment, commencing the date of closing of the Series 200 Unit offering. Series 200 Limited Partners will receive a 10% cumulative, non-compounded Preferred Return on their Adjusted Capital Investment from the date the Series 200 Unit offering escrow is broken. Investors acquiring Series 300 Units in the offering of Series 300 Units which terminated December 31, 1992 will receive an 8% cumulative, non-compounded Preferred Return on their Adjusted Capital Investment from the date the Series 300 Unit offering escrow is broken. Investors acquiring Series 300 Units in the offering commencing January 1, 1993 will receive an 8% cumulative, non-compounded Preferred Return on their Adjusted Capital Investment from the first day of the month following acceptance of their Subscription Agreement. The term "ADJUSTED CAPITAL INVESTMENT" means total cash Contributions of a Limited Partner to the Partnership less all Distributions of any kind from the Partnership. Distributions of Cash Flow with respect to unsold Series 300 Units will be allocated pro rata to the other Series of Limited Partnership Units.

     8.2 REFINANCING PROCEEDS AND SALE PROCEEDS.

     Assuming the sale of all Series 200 and no Series 300 Units, all Refinancing Proceeds and Sale Proceeds of the Partnership, as, when and to the extent available with respect to each fiscal year of the Partnership or any portion thereof, shall be distributed 68.5% to the Series 100 Limited Partners and 31.5% to the Series 200 Limited Partners until such Limited Partners have received Distributions of any type in an amount equal to their total cash
Capital Contributions plus the aggregate Preferred Return; and thereafter, 34.25% to the Series 100 Limited Partners, 15.75% to the Series 200 Limited Partners, 4% to the Managing Dealer Limited Partners, and 46% to the General Partner.

     Assuming the sale of all Series 100, Series 200 and Series 300 Limited Partnership Units and no exercise of the additional Series 300 Unit option, all Refinancing Proceeds and Sale Proceeds of the Partnership, as, when and to the extent available with respect to each fiscal year of the Partnership or any portion thereof, shall be distributed 45.9% to the Class A Limited Partners, 21.1% to the Series 200 Limited Partners and 33% to the Series 300 Limited Partners pro rata until such Limited Partners have received Distributions of any type in an amount equal to their total cash Capital Contributions plus the aggregate Preferred Return; and thereafter, 22.95% to the Class A Limited
Partners,  10.55% to the Series 200  Limited  Partners,  16.5% to the Series 300

Limited Partners, 4% to the Managing Dealer Limited Partners, and 46% to the General Partner. Notwithstanding the foregoing, should there be a sale which results in liquidation of the Partnership under Article XI, if a Limited Partner has a positive Capital Account balance which is greater than the amount of Sale Proceeds to be distributed to him as determined pursuant to the foregoing (the "Excess Distribution"), such Partner shall receive a Distribution in an amount equal to the positive Capital Account balance and such Excess Distribution shall be deducted on a pro rata basis for all Partners who are not in such an excess position.

     8.3 SHARING RATIO.

     Distributions to be made to the Limited Partners under this Article VIII shall be allocated among them in proportion to each Limited Partner's Sharing Ratio.

     8.4 TIME FOR DISTRIBUTIONS.

     Distributions to Partners of Cash Flow shall be made quarterly when available and distributions of Refinancing Proceeds and Sale Proceeds shall be made promptly after the occurrence of the event giving rise thereto as the General Partner deems reasonably prudent.

     8.5 MINIMUM ALLOCATION TO GENERAL PARTNER.

     Anything herein contained to the contrary notwithstanding, at all times during the existence of the Limited Partnership, there shall be allocated and paid to the General Partner not less than 1% of each item of Cash Flow, Refinancing Proceeds and Sale Proceeds of the Limited Partnership.

     8.6 ZEROING OUT THE CAPITAL ACCOUNTS.

     Notwithstanding the preceding provisions of this Article VIII, when the Partnership is wound up and dissolved pursuant to Article XI and all of its remaining assets are to be distributed, all items of income, gain, loss and deduction shall first be allocated to the Partners' Capital Accounts under
Article IX, and other credits and deductions to the Partners' Capital Accounts shall be taken before the final Distribution is made. Such Distributions shall be made in accordance with Sections 11.3 and 11.9, thereby adjusting each Partner's Capital Account to zero.

     8.7 GENERAL AND LIMITED PARTNER PRIORITIES.

     Distributions to the General Partner provided for in this Article VIII shall be made at the same time as Distributions are made to the Limited Partners.

     8.8 COMPENSATION NOT TO BE DEEMED DISTRIBUTIONS.

     Any compensation paid to the General Partners as set forth in the Memorandum shall not be deemed to be Distributions for purposes of Article VIII of this Partnership Agreement, regardless of how such Distributions are characterized for federal income tax purposes.

     8.9 REALLOCATION OF DISTRIBUTIONS.

     To the extent less than the maximum number of Series 200 or Series 300 Limited Partnership Units as set forth in the Memorandum are sold, the Distributions will be reallocated to the Series 100 and/or Series 200 Limited Partners on a pro rata basis.

                                   ARTICLE IX

                        ALLOCATION OF PROFITS AND LOSSES

     9.1 PROFITS AND LOSSES  DEFINED.

     "PROFITS" OR "LOSSES" shall be synonymous with "Net Profit" or "Net Tax Losses" and shall mean for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in Profits or Losses), with the following adjustments:

               (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Tax Losses pursuant to this section shall be added to such taxable income or loss;

               (ii)  Any  expenditures  of the  Partnership  described  in  Code
          Section   705(a)(2)(B)   or  treated  as  Code  Section   705(a)(2)(B)
          expenditures   pursuant  to  Treasury  Regulation  Section  1.704-1(b)
          (2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this section, shall be subtracted from such Profits or Losses;

               (iii) Profit or Loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis for such property differs from its Gross Asset Value;

               (iv) In lieu of the depreciation, amortization, and other cost recovery deduction taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance herewith; and

               (v) Notwithstanding any other provision of this section, any items which are specially allocated pursuant to Article IX hereof shall not be taken into account in computing Profits or Losses.

     9.2 ALLOCATION OF PROFITS AND LOSSES OTHER THAN FROM A REFINANCING OR SALE.

          a. Profits and Losses other than from a Refinancing or Sale shall be allocated in the same proportion as Distributions of Cash Flow.

          b. All Non-deductible Expenditures shall be allocated initially in an amount equal to the positive balance of all Partners' Capital Accounts and thereafter 22.95% to the Class A Limited Partners, 10.55% to the Series 200 Limited Partners, 16.5% to the Series 300 Limited Partners, 4% to the Managing Dealer Limited Partners and 46% to the General Partner.

     9.3 ALLOCATION OF PROFITS AND LOSSES FROM A REFINANCING OR SALE.

     For any year in which there occurs a Sale, Ref inancing or a liquidation pursuant to Article XI hereof, Profits and Losses with respect to or resulting from such Sale, Refinancing or liquidation, shall be allocated as follows:

          a. If the Limited Partnership realizes items of income, credit or tax preference for Federal income tax purposes (hereinafter collectively referred to as "Gain"), upon such Refinancing, Sale or liquidation, all such Gain shall be allocated as follows:

               (i) First, if any Partner has a negative balance in his or its Capital Account, then an amount of such Gain equal to the aggregate of the negative balances of all such Partners shall be allocated among such Partners in the proportion that the negative balance in each such Partner's Capital Account bears to the aggregate negative balances in all such Partners' Capital Accounts;

               (ii) Next, an amount of Gain so that the positive balance of Capital Accounts is equal to the amount of Sale Proceeds or Refinancing Proceeds distributed to each Partner pursuant to Section
          8.2 shall be allocated to each Partner hereunder; and

               (iii) The balance, if any, shall be allocated 22.95% to the 200 Limited Partners, 16.5% to the Series 300 Limited Partners, 4% to the Managing Dealer Limited Partners and 46% to the General Partner.

     Notwithstanding the foregoing, if there is not sufficient Gain such that the positive balance of Capital Accounts can be adjusted in order to give effect to the provisions concerning the Distribution of Sale Proceeds set forth in
Section 8.2, the Gain will be allocated in such a manner as to approximate as closely as possible the amount which would have been Distributed to such Partners under Section 8.2 if there were sufficient Gain.

          b. If the Limited Partnership realizes items of loss or deduction (herein collectively referred to as a "Loss"), upon such Refinancing, Sale or liquidation, such Loss shall be allocated to the Partners as follows:

               (i) First, if any Partner shall have a positive balance in his or its Capital Account, then an amount of loss, equal to the aggregate positive balances in all such Partners' Capital Accounts shall be allocated among such Partners in the same proportion that the positive balance in each such Partner's Capital Account bears to the aggregate positive balances in all such Partners' Capital Accounts; and

               (ii) Then, the balance of such Losses, if any, shall be allocated 22.95s to the Series 100 Limited Partners, 10.55% to the Series 200 Limited Partners, 16.5%' to the Series 300 Limited Partners, 4% to the Managing Dealer Limited Partners and 46% to the General Partner.

     9.4 ALLOCATIONS.

     Allocations to be made to the Limited Partners under this Article IX shall be allocated among them in the proportion that each Limited Partner's Sharing Ratio bears to the Sharing Ratios of all Limited Partners.

     9.5 BASIS ADJUSTMENT

     In the event of a transfer of an interest in and to the Limited Partnership, its capital, profits and losses, or the distribution of any Limited Partnership property to a Partner, the General Partner, upon the request of the transferee or distributes, as the case may be, may, in its discretion, elect on behalf of the Limited Partnership under Section 754 of the Code to cause the basis of the Limited Partnership's property to be adjusted, for Federal income tax purposes in the manner provided in Sections 734 or 743 of the Code, as the case may be. At the General Partner's option, the Limited Partnership also may elect to adjust the basis of the Property pursuant to corresponding provisions of state and local tax laws.

     9.6 AUTHORITY OF GENERAL PARTNER TO VARY ALLOCATIONS TO PRESERVE AND PROTECT PARTNERS' INTENT.

          a. It is the intent of the Partners that each Partner's distributive share of income, gain, loss, deduction or credit (or item hereof) shall be determined and allocated in accordance with this Article IX to the fullest extent permitted by Section 704(b) of the Code. In order to reserve and protect the determination and allocations provided for in this Article IX, the General Partner is authorized and directed to allocate income, gain, loss, deduction or credit (or items thereof) arising in any year differently than otherwise provided for in this Article IX if, and to the extent that, allocating income, gain, loss, deduction or credit (or item hereof) in the manner provided for in this Article IX would cause the determinations and allocations of each Partner's distributive share of income, gain, loss, deduction or credit (or item thereof) not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder. Any allocations made pursuant to this Section 9.6 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article IX, and no amendment of this Agreement or approval of any Partner shall be required.

          b. In making any allocation (the "New Allocation") under Section 9.6a, the General Partner is authorized to act only after having been advised by the Limited Partnership's accountants or counsel that, under Section 704(b) of the Code and the Treasury Regulations thereunder, (i) the new allocation is necessary,, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in Article IX necessary to assure that, either in the then current year or in any preceding year each Partner's distributive share of income, gain, loss, deduction or credit (or item thereof) is determined and allocated in accordance with this Article IX to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

          c. In the event that the General Partner is required by Section 9.6a to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for in this Article IX, the General Partner is authorized and directed, insofar as it is permitted to do so by
     Section 704(b) of the Code in accordance with the advice of the Limited Partnership's accountants, to allocate income, gain, loss, deduction or credit (or item thereof) arising in later years in a manner so as to bring the proportion of income, gain, loss, deduction or credit (or item thereof) allocated to the Limited Partners as nearly as possible to the proportion otherwise contemplated by this Article IX.

          d. New Allocations made by the General Partner in reliance upon the advice of the accountants or counsel described above shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Limited Partnership and the Limited Partners, and no such New Allocation shall give rise to any claim or cause of action by any Limited Partner.

     9.7 GENERAL CONDITIONS.

     Allocation of Profits and Losses will be made on the basis of monthly periods. All Profits and Losses to be allocated for each month will be allocated solely to the Partners admitted to the Partnership as of or prior to the 15th day of such month; provided, however, that Partners admitted after the 15th but before the end of any month shall be deemed admitted as of the first day of the following month.

     Profits or Losses from current operations for any year will be allocated between a transferor and a transferee based upon the number of days during the calendar year that each was recognized as the holder of a Unit, without regard as to whether Partnership operations during particular periods of such year produced profits or losses. Cash distributions of Sale Proceeds or Refinancing
Proceeds, if any, arising from the sale or refinancing of the Hub will be distributed, and all related Profits or Losses will be allocated, to the persons recognized as holders of the Units on the date on which the sale or refinancing occurred. For this purpose, transfers will be recognized as of the date specified by the transferor and the transferee in the instrument of assignment or, if no date is specified, the date of the last acknowledgment of such instrument.

     In the event there is more than one General Partner, all amounts allocated and distributed to the General Partner pursuant to this Section 9.7 shall be divided among them as it may agree.

     Neither the Partnership nor the General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Article 9.7, notwithstanding that any General Partner or the Partnership has knowledge of any transfer of ownership of any Unit.

     9.8 SPECIAL ALLOCATIONS.

     Notwithstanding any of the provisions for allocations of Profits or Losses set forth above, the following allocations thereof shall control:

          a. Minimum Allocation to the General Partner. If at any time the allocation provisions as set forth in Article IX do not result in the General Partner being allocated at least one percent (1%) of the Partnership's material items of income, gain, loss, deduction or credit, then Article 9.8(a) of this Agreement shall become operative and cause the General Partner to be allocated so much more of each of these items as will cause it to be allocated at all times during the existence of the Partnership, exclusive of allocations made to it as a result of its ownership of an interest in the Partnership, one percent (1%) of all material items of Partnership income, gain, loss, deduction or credit.

          b. Special Allocation in Lieu of Fees. Notwithstanding the general provisions of this Agreement if the Internal Revenue Service successfully disallows the deduction of all or any part of any fee paid by the Partnership to the General Partner or its Affiliates by recharacterizing such fee as a distribution to such General Partner, there shall be, to the extent permitted by the Code, a special allocation of Profits to the General Partner for the taxable year in which such disallowed deduction was claimed by the Partnership in the amount of such disallowed deduction.

          c. Except as provided in Section 9.8(g) hereof, in the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704l(b)(2)(ii)(d)(f), 1.704-1(b)(2)(ii)- (d)(5), or 1.704l(b)(2)(ii)(d)(6) of the Regulations,
     items of Partnership income and gain shall be specifically allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible.

          d. To the extent the Partnership has taxable interest income with respect to any Promissory Note pursuant to IRC _483 or __1271-1288:

               (i) Such interest income shall be specially allocated to the Partner to whom such Promissory Note relates; and

               (ii) The amount of such interest income shall be excluded from the Capital Contributions credited to such Partner's Capital Account in connection with payments of principal with respect to such Promissory Note.

          e. Except as provided in Section 9.8(g) hereof, in the event any Limited Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore (pursuant to the terms of such Limited Partner's Promissory Note or otherwise) and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations _1.704-1(b)(4)(iv)(f), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

          f. Notwithstanding any other provision of this Section 9.8, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner who would otherwise have an Adjusted Capital Account Deficit at the end of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. The items to be so allocated shall be determined in accordance with Regulations 5 1.704-1(b)(4)(iv)(e). This Section 9.8(f) is intended to comply with the minimum gain charge-back requirement in such Section of the Regulations and shall be interpreted consistently therewith.

          g. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to IRC _1.704l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in -a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          h. Syndication Expenses for any fiscal year or other period shall be specially allocated to the Limited Partners in proportion to their Units, provided that, if additional Limited Partners are admitted to the Partnership pursuant hereto on different dates, all Syndication Expenses shall be divided among the Persons who own Units from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Unit at any time is the same amount. In the event the
     General Partner shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the General Partner may allocate a portion of Profits or Losses so as to achieve the same effect on the Capital Accounts of the Limited Partners, notwithstanding any other provision of this Agreement.

          i. The allocations set forth in Sections 9.2 (last sentence), 9.3(c), 9.3(e), 9.3(f), and 9.3(g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations _1.704-1(b). The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of Profits, Losses, and other items among the Partners and Limited Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners and Limited Partners pursuant to Article XI hereof. In general, the Partners anticipate that this will be accomplished by specially allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Partners and Limited Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero. However, the General Partner shall have discretion to accomplish this result in any reasonable manner.

     9.9 OTHER ALLOCATIONS RULES.

          a. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily or monthly basis using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

          b. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners and Limited Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

          c. The Partners are aware of the income tax consequences of the allocations made by this Article IX and hereby agree to be bound by the provisions of this Article IX in reporting their shares of Partnership income and loss for income tax purposes. d. In accordance with IRC 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnershi.p shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

     In the event the Gross Asset Value of any Partnership asset is adjusted pursuant hereto, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under IRC _704(c) and the Regulations thereunder.

     Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.9(d) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

     9.10 AMOUNTS WITHHELD.

     All amounts which the Partnership is required by law to withhold pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the Limited Partners shall be treated as amounts distributed to the Limited Partners pursuant to this Article IX for all purposes under this Agreement. The General Partner may allocate any such amounts among the Units Holders in any manner that is in accordance with applicable law.

     9.11 GENERAL PROVISIONS.

     Whenever a proportionate part of Partnership Profits or Losses is credited or charged to a Partner's Capital Account, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses, or applicable to the period during which such Profits or Losses is realized, shall be considered credited or charged, as the case may be, to such account in the same proportion.

     To the extent less than the maximum number of Series 200 or Series 300 Limited Partnership Units as set forth in the Memorandum are sold, the Allocations will be reallocated to the Series 100 and/or Series 200 Limited Partners on a pro rata basis.

     9.12 MANAGING DEALER UNITS.

     If the Managing Dealer Units have not been acquired, all Allocations or Distributions otherwise to be made or paid to the Managing Dealer Limited Partner shall be made or paid to the General Partner.

                                   ARTICLE X

                   RECORDS AND BOOKS OF ACCOUNT; FISCAL YEAR;
                          BANKING; REPORTS TO PARTNERS

     10.1 RECORDS AND BOOKS OF ACCOUNT.

     The General Partner shall maintain or cause to be maintained at the Limited Partnership's principal office or at such other place or places as the General Partner from time to time may determine, full and accurate records and books of account of the Limited Partnership's business. Such records and books of account shall be maintained on the method of accounting determined by the General Partner to be most advantageous to the Limited Partnership. Each Partner shall be afforded full and complete access to all such records and books of account during reasonable business hours and, at such hours, shall have the right of inspection and copying of such records and books of account, at his or its expense.

     10.2 FISCAL YEAR.

     The fiscal year of the Limited Partnership shall be the calendar year.

     10.3 BANKING.

     An account or accounts in the name of the Limited Partnership shall be maintained at such bank or banks as the General Partner may select. All uninvested funds of the Limited Partnership shall be deposited in a bank account of the Limited Partnership. All funds so credited to the Limited Partnership in any such account shall be subject to withdrawal by checks made in the name of the Limited Partnership and signed by the General Partner or such person or persons as the General Partner may from time to time designate.

     10.4 REPORTS TO PARTNERS.

          a. As soon as reasonably practical, but in no event later than ninety (90) days after the close of each fiscal year of the Limited
     Partnership, the General Partner shall cause to be prepared and furnished to each Partner:

               (i) The information necessary for the preparation by such Partner of his or its Federal, state and other income tax returns;

               (ii) The amount in the Capital Account of such Partner as of the day of such fiscal year;

               (iii) An income statement and balance sheet of the Limited Partnership as of the last day of such fiscal year, which shall be prepared by a certified public accountant; provided, however, that upon the request in writing of the holders of 30% of the Units, said financial statements shall contain an express opinion by an independent certified public accountant that such statements fairly present the financial position and results of operations of the Limited Partnership; and

               (iv) Such other reports as the General Partner deems reasonably necessary for the Partners to be advised of the current status of the Limited Partnership and its business.

                                   ARTICLE XI
                   DISSOLUTION; LIQUIDATION; AND TERMINATION

     11.1  DISSOLUTION.

     Subject to the provisions of the Act, the Limited Partnership shall be dissolved upon the first to occur of any of the following events:

          a. The expiration of the term provided for in Section 2.4 hereof;

          b. The withdrawal, dissolution or Bankruptcy of the General Partner unless the Limited Partnership's business is continued as provided in
     Section 11.2 hereof;

          c. The sale of all or substantially all of its assets, including, but not limited to, the Hub, and the collection and distribution of the proceeds thereof;

          d. The unanimous consent thereto of all Partners; or

          e. When required by law.

     11.2 RIGHT TO CONTINUE THE LIMITED PARTNERSHIP'S BUSINESS.

     The withdrawal, dissolution or Bankruptcy of the General Partner shall cause a dissolution of the Limited Partnership unless the remaining Partners acting unanimously shall have the right, but not the obligation, exercisable within sixty (60) days from such withdrawal, dissolution or Bankruptcy to admit a new General Partner to the Limited Partnership upon such terms and conditions as they shall agree, and to elect to continue the Limited Partnership's business, in a reconstituted form as herein provided. In such event, the Limited Partnership shall not be dissolved but shall continue, and the interest therein and thereto of the withdrawn, dissolved or Bankrupt General Partner shall be reconstituted into a Limited Partner's interest with otherwise equivalent benefits, shall pass to such former General Partner's successor-in-interest or legal representative, and such reconstituted limited partnership shall have the exclusive right to use the Limited Partnership's firm name and style.

     11.3 LIQUIDATION.

          a.  Upon the  dissolution  of the  Limited  Partnership,  the  General
     Partner shall take or cause to be taken a full account of the Limited Partnership's assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Limited Partnership's assets and to terminate its business. The cash proceeds from the liquidation, as and when available therefor, shall be applied and distributed in the following order:

               (i) to the payment of all taxes, debts and other obligations and liabilities of the Limited Partnership, including the necessary expenses of liquidation, but excluding therefrom secured creditors whose obligations continue in existence after the liquidation of the Limited Partnership assets; provided however, that all debts and other obligations and liabilities of the Limited Partnership as to which personal liability exists with respect to any Partner shall be satisfied or a reserve established therefor, prior to the satisfaction of any debt or other obligation or liability of the Limited Partnership as to which no such personal liability exists for either the Limited Partnership or any Partner; provided however, that where a contingent debt, obligation or liability exists, a reserve, in such amount as the General Partner deems reasonable, shall be established to meet such contingent debt, obligation or liability, which reserve shall be distributed as provided in this paragraph (a) only upon the termination of such contingency; and

               (ii) all remaining proceeds in liquidation of the Limited Partnership shall be distributable pursuant to the provisions of
          Article VIII and Section 11.9 hereof.

          b. The General Partner shall administer the liquidation of the Limited Partnership and the termination of its business. The General Partner shall be allowed a reasonable time for the orderly liquidation of the Limited Partnership's assets and the discharge of liabilities to creditors, so as to minimize losses resulting from the liquidation of the Limited Partnership's assets.

          c. Anything herein contained to the contrary notwithstanding, the General Partner shall not be personally liable for the return of the Limited Partners' Capital Contributions, or any part thereof. Any such return shall be made solely from the Limited Partnership's assets.

          d. Except as otherwise provided herein, no dissolution or termination of the Limited Partnership shall relieve, release or discharge any Partner, or any of his or its successors, assigns, heirs or legal representatives, from any previous breach or default of, or any obligation theretofore incurred or accrued under any provision of this Agreement, and any and all such liabilities, claims, demands or causes of action arising from any such breaches, defaults and obligations shall survive such dissolution and termination.

          e. Each Limited Partner shall look solely to the assets of the Limited Partnership for the return of his Capital Account, and if the Limited Partnership property remaining after the payment or discharge of the debts and liabilities of the Limited Partnership is insufficient to return the Capital Account of each Limited Partner, such Limited Partner shall have no recourse against the General Partner or any other Limited Partner. The winding up of the affairs of the Limited Partnership and the distribution of its funds shall be conducted exclusively by the General Partner, except as provided herein, who are hereby authorized to do any and all acts and things authorized by law for such purposes.

     11.4 LIMITED PARTNERS' RIGHTS.

     If necessary, a special liquidator may be appointed by Limited Partners owning more than fifty percent (50%) of the Limited Partnership Units of the Partnership. In connection with any such winding up and liquidation, an independent certified public accountant retained by the Partnership shall, if requested by Limited Partners owning more than fifty percent (50%) of the Units of the Partnership, audit the Partnership as of the date of termination, and such audited statement shall be furnished to all Partners.

     11.5 GAINS OR LOSSES IN PROCESS OF LIQUIDATION.

     Any gains or losses on disposition of the Hub in the process of liquidation shall be credited or charged to the Partners in the manner specified in Article
IX. No property shall be distributed in kind.

     11.6 INSTRUMENTS OF TERMINATION.

     Upon the termination of the Partnership, the General Partner (or special liquidator, as the case may be) shall make such filings and do such other acts as shall be required by the Partnership Law, and the Partners hereby agree to execute and deliver to the General Partner (or special liquidator, as the case may be) such certificates or documents as shall be so required.-

     11.7 TIME OF LIQUIDATION.

     A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner to minimize the losses attendant upon a liquidation.

     11.8 NO RIGHT OF PARTITION.

     The Partners and Assignees and their estates or representative upon death or the receiver upon bankruptcy or dissolution shall have no rights to receive Partnership property in kind, nor shall such Partners or Assignees have the right to partition, sale, or appraisal of the Partnership's property, whether or not upon dissolution and termination of the Partnership, notwithstanding any provision of law to the contrary.

     Notwithstanding the foregoing, if any Partner shall be indebted to the Partnership, then until payment of such amount by him, the liquidator shall retain such Partner's distributive share of property or assets and apply the income therefrom to the liquidation of such indebtedness and the cost of operation of such property or assets during the period of such liquidation; however, if at the expiration of six (6) months after the statement for which provision is made herein has been given to such Partner, such amount has not been paid or otherwise liquidated, the liquidator may sell the interest of such Partner at public or private sale at the best price immediately obtainable which shall be determined in the sole judgment of the liquidator. So much of the proceeds of such sale as shall be necessary shall be applied to the liquidation of the amount then due under this Article, and the balance of such proceeds, if any, shall be delivered to such Partner.

     11.9 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS.

     In the event the Partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section (if such liquidation constitutes a dissolution of the Partnership) or Article VIII hereof (if it does not) to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulation Section 1.704-1(2)(ii)(b)(3). Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The Assets of any such trust shall be distributed to the General Partners and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partners would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

     11.10 TERMINATION.

     Upon compliance with the foregoing plan of liquidation and distribution, the General Partner shall file or cause to be filed a Certificate of Cancellation of the Certificate of Limited Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Limited Partnership and the Limited Partnership thereupon shall be terminated.

     11.11 GENERAL PARTNER CONTRIBUTION.

     Notwithstanding anything in this Agreement, upon the dissolution and termination of the Partnership, the General Partner shall be required to make Capital Contributions to the Partnership equal to the lesser of (i) the deficits in its Capital Account; or (ii) the excess of 1.01% of the total Capital Contributions of the Limited Partner over the previous Capital Contributions of the General Partner.

                                  ARTICLE XII

                               PARTNERSHIP STATUS

     Anything in this Agreement to the contrary notwithstanding, it is expressly intended that the entity formed hereby be a partnership as determined by the applicable provisions of the Code, the rules and regulations promulgated thereunder, and other laws pertaining thereto, and that in every respect all of the terms and provisions hereof shall at all times be so construed and interpreted as to give effect to this intent. In the event that the Internal Revenue Service of the United States or any governmental authority having jurisdiction shall in any way or at any time determine that any provision or provisions of this Agreement affects the status of this entity, the General Partner shall amend or modify the terms and provisions of this Agreement to the extent necessary to comply with the rules, regulations and requirements of the Internal Revenue Service of the United States or any other government authority having jurisdiction, in order that the entity formed hereby be treated as a partnership, be taxable as such, and the Partners hereof taxable as partners of a partnership; which modification or amendment shall be retroactively applied to the date of this Agreement.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1 NOTICES.

     Except as otherwise provided herein, any notice, payment, distribution or other communication which shall be required to be given to any Limited Partner in connection with the business of the Partnership shall be duly given if delivered personally in writing, or if sent by mail or telegraph, to the last address furnished by such Limited Partner. Written notice to the General Partner or the Partnership shall be given when actually received at the principal office of the Partnership.

     13.2 SURVIVAL OF RIGHTS.

     This Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors and assigns.

     13.3 HEADINGS.

     The headings of the Articles and subparagraphs of this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

     13.4 AGREEMENT IN COUNTERPARTS.

     This Agreement, or any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which shall constitute one agreement, by each of the parties hereto on the dates respectively indicated in the acknowledgments of said parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart, to be effective as of the day and year first above written. For purposes of recording a Certificate of Limited Partnership, a second signature page and acknowledgment page may be attached to each counterpart hereof, and the second signature page and the acknowledgment page pertaining thereto may be detached from the counterpart, when executed, and attached to another counterpart, which other counterpart may thereafter be filed as the Certificate of Limited Partnership.

     13.5 GOVERNING LAW.

     This Agreement is enforceable in accordance with its terms and shall be governed, construed and enforced according to the laws of the State of Florida. All Limited Partners consent to the jurisdiction of state and federal courts in Florida and appoint the Secretary of State of Florida as agent for service of process.

     13.6 TIME.

     Time is of the essence in this Agreement.

     13.7 VALIDITY.

     Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed severable from this Agreement and shall not affect the remainder hereof.

     13.8 AMENDMENT.

     Except as otherwise provided in this Agreement, this Agreement may be amended by a vote of the General Partner and a Majority Vote of Limited Partners at a meeting called pursuant to this Agreement.

     13.9 PRONOUNS.

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     13.10 RIGHT TO RELY UPON THE AUTHORITY OF THE GENERAL PARTNER.

     The General Partner shall be authorized to bind the Partnership by its signature alone, which may be a facsimile signature, and persons dealing with the Partnership may rely upon the representation of the General Partner that such General Partner has the authority to make any commitment or undertaking on behalf of the Partnership. No person dealing with the General Partner shall be required to determine its authority to make such commitment or undertaking, nor to determine whether the General Partner concurs in the commitment or undertaking or any other fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any property or interest therein owned by the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any instrument of transfer with respect thereto or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchasers shall have received written notice from the Partnership respecting the same.

     13.11 LOAN RESTRICTIONS.

     A creditor who makes a non-recourse loan to the Partnership must not have, or acquire, at any time as a result of making the loan, any direct or indirect interest greater than 20% in the profits, capital or property of the Partnership other than as a secured creditor.

     13.12 MERGER.

     This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the matters described herein.

     13.13 ARBITRATION.

     Any controversy or claim arising out of or relating to this Agreement or any provision thereof shall be settled by arbitration at St. Petersburg, Florida, in a manner agreed upon by the General Partner and any Limited Partners directly affected, or if not otherwise agreed upon, then in accordance with the rules of the American Arbitration Association in effect at that time. Judgment upon the award so rendered may be entered in any court having competent jurisdiction thereover. The costs of the arbitration shall be borne equally by the parties, provided that each party shall pay for and bear the cost of its own experts, evidence and legal counsel unless otherwise agreed in writing.

     13.14 TAX MATTERS PARTNER.

          a. The General Partner is hereby designated as the Tax Matters Partner of the Partnership, as provided in regulations pursuant to Section 6231 of the Code (the "Tax Matters Partner"). Each Partner, by the execution of this Agreement, consents to such designation of the Tax Matters Partner-and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

          b. The duties of the Tax Matters  Partner  may include the  following:

               (1) To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, profits, interest and taxpayer identification number of each Partner to the Secretary of the Treasury or his delegate (the "Secretary").

               (2) To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Partner informed of the administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Partner for income tax purposes (such administrative proceeding being referred to hereinafter as a "Tax Audit" and such judicial proceeding being referred to hereinafter as "Judicial Review").

               (3) If the Tax Matters Partner, on behalf of the Partnership, receives a notice with respect to the Partnership tax audit from the Secretary, the Tax Matters Partner shall, within 30 days of receiving such notice, forward a copy of such notice to the Partners who hold or held an interest (through their Interests) in the profits or losses of the Partnership for the Partnership taxable year to which the notice relates.

          c. The Tax Matters Partner is hereby authorized, but not required:

               (1) To enter into any settlement agreement with the Internal Revenue Service or the Secretary with respect to any Tax Audit or Judicial Review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;

               (2) In administrative adjustment required to be taken into (a "Final Adjustment") is seek Judicial Review of the event that a notice of a final at the Partnership level of any item account by a Partner for tax purposes mailed to the Tax Matters Partner, to such Final Adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the Court of Claims;

               (3) To intervene in any action brought by any other Partner for Judicial Review of a Final Adjustment;

               (4) To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for Judicial Review with respect to such request;

               (5) To enter into an agreement with the Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

               (6) To take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable laws or regulations.

          d. The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any Tax Audit or Judicial Review with respect to the tax liability of the Partners. The payment of all. such expenses shall be made before any distributions are made of Cash Flow any discretionary reserves are set aside by the General

     Partner. Neither the General Partner, any Affiliate, nor any other person or entity shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner, and the provisions on limitations of liability of General Partner and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

     13.15 BINDING EFFECT.

     Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

     13.16 CONSTRUCTION.

     Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

     13.17 SEVERABILITY.

     Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

     13.18 INCORPORATION BY REFERENCE.

     Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference.

     13.19 ADDITIONAL DOCUMENTS.

     Each Partner, upon the request of any General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary,, appropriate, or desirable to carry out the provisions of this Agreement.

     13.20 WAIVER OF ACTION FOR PARTITION.

     Each of the Partners irrevocably waives any right that he may have to maintain any action for partition with respect to any of Partnership property.

     13.21 SOLE AND ABSOLUTE DISCRETION.

     Except as otherwise provided in this Agreement, all actions which any General Partner may take and all determinations which any General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner.

     13.22 CERTIFICATES REPRESENTING UNITS.

     The Partnership shall issue Certificates representing the Units to all Limited Partners.

                                  ARTICLE XIV

                       ADDITIONAL CAPITAL CONTRIBUTIONS,
                           FINANCING AND ASSESSMENTS

     14.1 The General Partner may permit persons (including persons who are concurrently admitted as Limited Partners, pursuant to the provisions of this Agreement) to make additional Capital Contributions at such times, through sale of Units or otherwise, in such amounts and form and for such consideration as the General Partner and the Limited Partners owning 50% of the Units shall determine, and to receive therefor, additional Units. Contributions to the Partnership's capital may be made in any of the following forms: cash, notes or relinquishment of legal rights or reduction of Partnership obligations pursuant to notes, debentures, bonds and other kinds of debt obligations issued by the Partnership.

     14.2 Except as provided in Section 14.1, all Units offered pursuant to this
Article XIV shall be initially offered pro rata to all existing Limited Partners in accordance with their Sharing Ratio. Any Units not purchased by the existing Limited Partners within thirty (30) days of notice of the right to purchase the Units may be offered by the General Partner to any person or entity in its sole discretion.

     14.3 The General Partner or its Affiliates, or both, may, in addition to any of its previous Capital Contributions, make additional Contributions in cash to the capital of the Partnership in the manner specified in this Article, provided such additional Contributions shall be regarded as in payment of Limited Partners' Units and not of General Partner's Units. In addition, the General Partner may purchase those fractional interests in the Partnership attributable to the unpaid obligations by Limited Partners by paying such obligations and assuming said fractional interests.

     14.4 Fractional Limited Partnership Units may be issued at the sole discretion of the General Partner.

     14.5 Consistent with the foregoing, after the expenditure or commitment of the Original Invested Capital, additional Partnership activities may be financed by any method which the General Partner believes to be appropriate. under the circumstances, by borrowing funds, utilizing Partnership revenues and other accepted methods of financing.

     IN WITNESS WHEREOF, the Partners have hereunto set their hands and seals the day and year first above written.

                                      DATALINC, LTD.

                                      Integrated Communication
                                      Networks, Inc.


                                      By: _____________________________
                                          John F. Kolenda
                                          Chief Executive Officer

                                      As General Partner and as
                                      Attorney-In-Fact for the
                                      Limited Partners set forth
                                      on Schedule A attached


                                      __________________________________
                                      John F. Kolenda




JBP3/MTW/31366MAPA2
87081 (d-3 2/4/93)